                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant /X/
    Filed by a party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / CONFIDENTIAL, FOR USE OF THE COMMISSION ONLY (AS PERMITTED BY RULE 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / /  Soliciting Material Pursuant to Section 240.14a-12

                                 FIBERMARK, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/ /  No fee required.

/ / Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

    (1) Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------
    (2) Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------
    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------
    (4) Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------
    (5) Total fee paid:

        ------------------------------------------------------------------------

/ / Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

        ------------------------------------------------------------------------
    (2) Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------
    (3) Filing Party:

        ------------------------------------------------------------------------
    (4) Date Filed:

        ------------------------------------------------------------------------

                                    [GRAPHIC]

                                 FIBERMARK, INC.

                    P.O. Box 498 - Brattleboro, Vermont 05302

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                                  MAY 15, 2001


TO THE SHAREHOLDERS:

      Notice is hereby given that the Annual Meeting of Shareholders of FiberMark, Inc., a Delaware corporation, will be held on Tuesday, MAY 15, 2001, at 10:00 a.m. at the Hilton Allentown, 904 Hamilton Street, Allentown, Pennsylvania, for the following purposes:

    1. To elect directors to serve for the ensuing year and until their successors are elected.

    2. To ratify the selection of KPMG LLP as our independent auditors for the fiscal year ending December 31, 2001.

    3. To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

    The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

    The Board of Directors has established the close of business on March 30, 2001, as the record date for the determination of shareholders entitled to notice of and to vote at this Annual Meeting and at any adjournment or postponement thereof.

    All stockholders are cordially invited to attend the meeting in person. Whether or not you expect to attend the meeting, please complete, date, sign and promptly return the proxy in the enclosed reply envelope. Even if you have given your proxy, you may still vote in person if you attend the meeting. If shares are not held in your name, you must obtain a proxy issued in your name from the record holder if you plan to vote at the meeting.

                              By Order of the Board of Directors

                                    /s/ Peter B. Tarr
                                    -----------------------------
                                    Peter B. Tarr
                                    Secretary and General Counsel

Brattleboro, Vermont
April 2, 2001

                                 FIBERMARK, INC.
                    P.O. Box 498 - Brattleboro, Vermont 05302





                                 PROXY STATEMENT

                                  MAY 15, 2001




                                TABLE OF CONTENTS


Information Concerning Solicitation and Voting.........................1

Proposal 1 - Election of Directors.....................................3

Proposal 2 - Ratification of Selection of Independent Auditors.........5

Security Ownership of Certain Beneficial Owners and Management.........6

Executive Compensation and Other Information...........................8

Certain Transactions .................................................16

Section 16(a) Beneficial Ownership Reporting Compliance...............16

Other Matters.........................................................16

                 INFORMATION CONCERNING SOLICITATION AND VOTING

GENERAL

      The enclosed proxy is solicited on behalf of the Board of Directors of FiberMark, Inc., a Delaware corporation, for use at the Annual Meeting of Shareholders to be held on May 15, 2001, at 10:00 a.m. (the "Annual Meeting"), or at any adjournment or postponement thereof, for the purposes outlined in the accompanying Notice of Annual Meeting. The Annual Meeting will be held at the Hilton Allentown, 904 Hamilton Street, Allentown, Pennsylvania. We intend to mail this proxy statement and accompanying proxy card on or about April 10 to all shareholders entitled to vote at the Annual Meeting.

SOLICITATION

      FiberMark will bear the entire cost of solicitation of proxies including preparation, assembly, printing, and mailing of this proxy statement, the proxy, and any additional information to be furnished to shareholders. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries, and custodians holding in their names shares of our common stock beneficially owned by others, which they will then forward to such beneficial owners. We may reimburse persons representing beneficial owners of our common stock for their costs of forwarding solicitation materials to such beneficial owners. Original solicitation of proxies by mail may be supplemented by personal solicitation by our directors, executive officers, or other employees. No additional compensation will be paid to our directors, executive officers, or other employees for such services.

VOTING RIGHTS AND OUTSTANDING SHARES

      Only holders of record of our common stock at the close of business on March 30, 2001, will be entitled to notice of and to vote at the Annual Meeting. At the close of business on March 30, 2001, we had outstanding and entitled to vote 6,848,652 shares of common stock.

      The holders of a majority of the shares of our common stock issued and outstanding and entitled to vote at the Annual Meeting constitutes a quorum for the transaction of business at the Annual Meeting. Each holder of record of common stock on such date will be entitled to one vote for each share held on all matters to be voted upon at the Annual Meeting.

      All votes will be tabulated by the inspector of election appointed for the meeting, who will separately tabulate affirmative and negative votes, abstentions, and broker non-votes on each proposal to be voted upon at the meeting. Abstentions will be counted towards the tabulation of votes cast on proposals presented to the shareholders and will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether a matter has been approved.

REVOCABILITY OF PROXIES

      Any person giving a proxy pursuant to this solicitation has the power to revoke it at any time before it is voted. It may be revoked by filing a written notice of revocation or a duly executed proxy bearing a later date with our Secretary at our corporate office, P.O. Box 498, Brattleboro, Vermont 05302, or it may be revoked by attending the meeting and voting in person. Attendance at the meeting will not, by itself, revoke a proxy.

SHAREHOLDER PROPOSALS

      Under Section 5(b) of our bylaws and Rule 14a-8 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), proposals by our shareholders must be given in writing to the Secretary in a timely manner. Timely proposals must be received at our corporate offices not less than one hundred twenty (120) calendar days before our proxy statement is released to shareholders in connection with the current year's annual meeting of shareholders. We did not receive any timely proposals for the Annual Meeting. Proposals for the 2002 Annual Meeting of Shareholders must be received at our corporate offices no later than December 10, 2001.

STOCKHOLDER NOMINATION OF DIRECTORS

      Under Section 5(c) of our bylaws, nominations for election to the Board of Directors by our shareholders must be made in accordance with the requirements of the bylaws. We did not receive any timely nominations for the Annual Meeting.

                                   PROPOSAL 1

                              ELECTION OF DIRECTORS

      There are eight nominees for our Board of Directors positions. Each director will hold office until the next annual meeting of shareholders or until a successor is elected and has qualified, or until such director's earlier death, resignation, or removal. The terms "Board of Directors" or "Board" may be used interchangeably throughout this proxy statement and refer to FiberMark's Board of Directors.

      Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the eight nominees named below. In the event that any nominee should be unavailable for election as a result of an unexpected occurrence, such shares will be voted for the election of such substitute nominee as the Board may propose. Each person nominated for election has agreed to serve if elected, and management has no reason to believe that any nominee will be unable to serve.

      Directors are elected by a plurality of the votes present in person or represented by proxy and entitled to vote.

NOMINEES

ALEX KWADER, age 58, has been our President and Chief Executive Officer since August 1991 and a director since November 1991. He is a member of the Executive Committee of the Board. Since 1970, Mr. Kwader has been employed by us and our predecessor, a division of Boise Cascade, a diversified paper products company. He served as Senior Vice President from March 1990 to August 1991 and as Vice President from our inception as a separate company in June 1989 until March 1990. From 1970 until June 1989, Mr. Kwader was employed by Boise Cascade in various managerial positions. Mr. Kwader was General Manager of the Pressboard Products Division from 1986 until June 1989. From 1980 to 1985, he served as General Manager of the Latex Fiber Products Division of Boise Cascade. Mr. Kwader holds a B.S. in Mechanical Engineering from the University of Massachusetts and a M.S. from Carnegie Mellon University and attended the Harvard Business School Executive Program.

K. PETER NORRIE, age 61, has served as Chairman of the Board of Directors since June 1989 and served as Chief Executive Officer from our inception as an independent company in June 1989 to November 1990. He is also a member of the Compensation Committee and serves as chair of the Executive Committee of the Board of Directors. Mr. Norrie is currently the President of Parma Laboratories, Inc. and has served in such capacity since 1992. Mr. Norrie received a B.S. in Civil Engineering from Gonzaga University and an M.B.A. from Harvard University.

BRIAN C. KERESTER, age 42, has been a director since May 1996 and serves as a member of the Audit Committee. Mr. Kerester is currently Chief Financial Officer for Collabria, Inc. a provider of e-business solutions to the printing industry. From 1997 through 1999, Mr. Kerester held various positions at Distribution Dynamics, Inc. (DDI), including Chief Financial Officer and Executive Vice President of Development. Prior to joining DDI on October 1, 1996, Mr. Kerester had been an operating affiliate and a partner with McCown DeLeeaw & Co. (MDC). Prior to joining MDC, Mr. Kerester worked with The First Boston Corporation in the Venture Capital Group from 1984 through 1986, and Bankers Trust Company in the World Corporate Department from 1981 to 1984. He holds a B.S. in Economics from The Wharton School, University of Pennsylvania and an M.B.A. from Columbia Business School.

MARION A. KEYES, IV, age 62, has been a director since August 1997, and serves as a member of the Executive Committee. Mr. Keyes has served both as Senior Vice President, Technology, Business Development and Planning at Fisher-Rosemount, Inc. and as President of Rosemount Analytical, Inc., subsidiaries of Emerson Electric, a manufacturer and marketer of electronic and electrical products, since December 1993. Mr. Keyes received a B.S. in Chemical Engineering from Stanford University, an M.S. in Electrical Engineering from the University of Illinois and an M.B.A. from Baldwin Wallace College.

GLENN S. MCKENZIE, age 48, has been a director since May 1999, and previously served as a director from January 1994 to May 1998. Mr. McKenzie serves as a member of the Audit Committee. Since October 1991, he has been President of Alpha Investments, Inc., a management consulting firm. He currently serves as a director of Exeter Health Resources, Inc. and Distribution Associates, Inc. Mr. McKenzie holds a B.A. in Economics and an M.B.A. from the University of North Carolina.

JON H. MILLER, age 63, has been a director since our inception in June 1989. He serves as a member of the Executive Committee and also chairs the Compensation Committee of the Board of Directors. Mr. Miller was President and Chief Operating Officer of Boise Cascade Corp., referred to as BCC, from 1978 until his retirement in 1990. He is also Chairman of the Board for IDACORP, Inc., and a director of Idaho Power Company. Mr. Miller received a B.A. in Economics and an M.B.A. from Stanford University.

ELMAR B. SCHULTE, age 59, has been a director since May 1998, and serves as a member of the Compensation Committee. Dr. Schulte founded and has been a Managing General Partner of Dr. Schulte Vermoegensverwaltungs-KG since 1981 and is a private investor. He currently serves as director of KAIROS Real Estate Inc., (Montreal, Quebec), a land developer. Dr. Schulte received his Diploma in Business and Ph.D. in Economics from the University of Muenster, Germany and an M.B.A. from INSEAD European Institute of Business Administration, Fontainebleau, France.

EDWARD P. SWAIN, JR., age 65, has been a director since February 1998 and serves as chair of the Audit Committee. Mr. Swain currently serves as President of P T Holdings Corporation, having been President and Chief Executive Officer of Port Townsend Paper Corporation from January 1992 until December of 1997, after serving as acting President and CEO starting in August 1991. Previously, Mr. Swain was a partner in a major Seattle law firm, Assistant General Counsel of BCC, and President of a venture capital firm. He currently serves as Chairman of the Finance Committee and member of the Executive Committee of the Board Trustees of the Museum of Flight in Seattle, Washington. He is a director of Interactive Financial Services Group, Inc., the holding company for an Internet bank. Previous directorships included Orbanco Financial Services Corporation, Northwest Acceptance Corporation and the Oregon Bank. Mr. Swain received his B.A. from Williams College and a LL.B. from Harvard Law School.

THERE ARE NO FAMILY RELATIONSHIPS AMONG ANY OF OUR DIRECTORS OR EXECUTIVE OFFICERS.

BOARD COMMITTEES AND MEETINGS

      During the fiscal year ended December 31, 2000, the Board of Directors held eight meetings. The Board has an Audit Committee, a Compensation Committee and an Executive Committee.

      The Audit Committee reviews the results and scope of the annual audit and other services provided by the auditors, discusses the financial statements, and recommends to the Board the independent auditors to be retained. It also receives and considers the accountants' comments as to controls and adequacy of staff and management performance and procedures in connection with audit and financial controls. The Audit Committee is composed of three directors: Messrs. Swain (chair), Kerester, and McKenzie. The Audit Committee met five times during 2000.

      The Compensation Committee makes recommendations concerning executive salaries, incentive compensation, and benefit plans, awards stock options to employees under our stock option plans, and otherwise determines compensation levels and performs such other functions regarding compensation as the Board may delegate. The Compensation Committee is composed of three directors: Messrs. Miller (chair), Norrie and Schulte. The Compensation Committee met two times during 2000.

      The Executive Committee is authorized to act on behalf of the Board, except for matters expressly reserved for board action by law or our by-laws. Composed of Messrs. Norrie (chair), Keyes, Miller and Kwader, the Executive Committee met twice during 2000.

      During the fiscal year ended December 31, 2000, each Board member attended 75% or more of the aggregate of the meetings of the Board and of the committees on which he served during the period for which he was a director or committee member.


           THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF EACH
                                 NAMED NOMINEE.

--------------------------------------------------------------------------------


                                   PROPOSAL 2

               RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS


      The Board of Directors has selected KPMG LLP as our independent auditors for the fiscal year ending December 31, 2000, and has further directed that management submit the selection of independent auditors for ratification by the shareholders at the Annual Meeting. KPMG has audited our financial statements since May 1996.

      Shareholder ratification of the selection of KPMG as our independent auditors is not required by our Bylaws or otherwise. However, the Board is submitting the selection of KPMG to the shareholders for ratification as a matter of good corporate practice. If the shareholders fail to ratify the selection, the Audit Committee and the Board will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee and the Board in their discretion may direct the appointment of a different independent auditing firm at any time during the year if they determine that such a change would be in the best interests of FiberMark and its shareholders.

      The affirmative vote of the holders of a majority of the shares represented and entitled to vote at the meeting will be required to ratify the selection of KPMG.

              THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF
                                  PROPOSAL 2.

                              SECURITY OWNERSHIP OF
                    CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

      The following table sets forth certain information regarding the ownership of our Common Stock as of February 2, 2001, by: (i) each director; (ii) each of the executive officers named in the Summary Compensation Table employed by the us in that capacity on February 2, 2001; (iii) all FiberMark executive officers and directors as a group; and (iv) all those known by us to be beneficial owners of more than 5% of its Common Stock.


                                                                                    BENEFICIAL OWNERSHIP(1)
---------------------------------------------------------------------------------------------------------------
                                                                                    NUMBER OF      PERCENT OF
BENEFICIAL OWNER                                                                       SHARES       TOTAL(2)

Heartland Advisors, Inc.(3).....................................................      660,350          9.5%
      790 North Milwaukee Street
      Milwaukee, WI 53202
Investment Counselors of Maryland(3)............................................      569,900          8.2%
      803 Cathedral Street
      Baltimore, MD  21201-5297
Dimensional Fund Advisors(3)....................................................      551,585          7.9%
      1299 Ocean Avenue, 11th Floor
      Santa Monica, CA  90401
Franklin Mutual Advisors, Inc.(3)...............................................      511,800          7.3%
      51 John F. Kennedy Parkway
      Short Hills, NJ  07078
Dalton, Greiner, Hartman & Maher(3).............................................      390,000          5.6%
      1100 Fifth Avenue, S., Suite 301
      Naples, FL  34102
Alex Kwader, President, CEO and Director(3).....................................      209,217          3.0%
K. Peter Norrie, Chairman of the Board of Directors(4)..........................       51,537          *
Brian C. Kerester, Director(5) .................................................       31,253          *
Marion A. Keyes IV, Director(6).................................................       24,000          *
Glenn S. McKenzie, Director ....................................................       22,000          *
Jon H. Miller, Director(7)......................................................       19,500          *
Elmar B. Schulte, Director(8)...................................................        9,500          *
Edward P. Swain, Jr., Director(9)...............................................       24,100          *
Bruce Moore, Vice President and CFO(10).........................................      150,726          2.2%
Walter M. Haegler, Vice President & General Manager(11).........................       12,200          *
David R. Kruft, Vice President & General Manager(12)............................       28,521          *
David E. Rousse, Vice President & General Manager(13)...........................       32,871          *
Directors, executive officers and general managers as a group (12 persons)......      615,425          8.8%

----------
*     Represents holdings of less than 1%.

1. This table is based upon information supplied by executive officers, directors, principal shareholders, our stock surveillance firm, and Schedules 13D and 13G, if any, filed with the Commission as of February 2, 2001. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, each of the shareholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned.

2. Applicable percentages of ownership are based on 6,970,237 outstanding shares of our Common Stock on February 2, 2001, adjusted as required by rules promulgated by the Commission.

3. Includes 202,848 shares subject to options that are currently exercisable or will become exercisable within 60 days of February 2, 2001.

4. Includes 27,000 shares subject to options that are currently exercisable or will become exercisable within 60 days of February 2, 2001.

5. Comprised of 2,700 shares subject to options that are currently exercisable or will become exercisable within 60 days of February 2, 2001.

6. Includes 24,000 shares subject to options that are currently exercisable or will become exercisable within 60 days of February 2, 2001.

7. Includes 19,500 shares subject to options that are currently exercisable or will become exercisable within 60 days of February 2, 2001.

8. Includes 4,500 shares subject to options that are currently exercisable or will become exercisable within 60 days of February 2, 2001.

9. Includes 24,000 shares subject to options that are currently exercisable or will become exercisable within 60 days of February 2, 2001.

10. Includes 98,350 shares subject to options that are currently exercisable or will become exercisable within 60 days of February 2, 2001.

11. Includes 12,200 shares subject to options that are currently exercisable or will become exercisable within 60 days of February 2, 2001.

12. Includes 28,521 shares subject to options that are currently exercisable or will become exercisable within 60 days of February 2, 2001.

13. Includes 32,871 shares subject to options that are currently exercisable or will become exercisable within 60 days of February 2, 2001.

                  EXECUTIVE COMPENSATION AND OTHER INFORMATION

COMPENSATION OF DIRECTORS

   We have a policy of paying the Chairman of the Board of Directors and directors who are not full-time employees a quarterly fee for service on the Board. This quarterly fee was $2,500 for the six months of 2000 and increased to $4,000 effective in the third quarter of 2000. Each director receives $1,500 for each meeting attended in person. If a director participates in a Board meeting telephonically, then he receives a fee of $500. A director receives a fee of $1,000 for each committee meeting of the Board of Directors attended. If a director participates in the committee meeting telephonically, the director receives a fee of $500, and if the committee meeting is held in conjunction with a Board meeting, the director receives $750.

   In 2000 Mr. Norrie received an aggregate of $94,500 in compensation from FiberMark. Mr. Norrie's compensation includes $20,500 in fees for general Board service and committee meetings attended, and $72,000 for his services as Chairman of the Board.

   For Board meetings held during the fiscal year ended December 31, 2000, the total compensation paid to all non-employee directors was $240,500. All of the non-employee directors are reimbursed for their travel expenses for each Board and Committee meeting attendance.

   On May 16, 1994, we adopted a Non-Employee Directors Stock Option Plan and reserved a total of 75,000 shares of our common stock for issuance under this plan. Each non-employee director serving on our Board at the time this plan was adopted was granted an option to purchase 7,500 shares of common stock at the then current market price, vesting 20% on the grant date and 20% per year commencing on the first anniversary of the grant date. Subsequent to this initial grant, new directors would be granted an option to purchase 7,500 shares of common stock at the market price existing on the grant date and vesting at the rate of 20% per year commencing on the first anniversary of the grant date. On May 9, 1996, this plan was amended to reserve an additional 150,000 shares of common stock for issuance pursuant to the grant of options under the plan. At the time of this amendment, each director was granted an option to purchase 15,000 shares of common stock at the then current market price, vesting eight years from the grant date, with accelerated vesting if our common stock reached certain price levels over a period of time. As of December 31, 2000, 9,750 shares of common stock remained available to be granted under this plan.

   On May 5, 1998, we adopted the 1998 Amended and Restated Non-Employee Directors Stock Option Plan and reserved a total of 200,000 shares of common stock for issuance under this plan. Each non-employee director in service at that time was granted an option to purchase 7,500 shares of common stock at the then current market price, vesting at the rate of 20% per year commencing on the first anniversary of the grant date. Additionally, each non-employee director in service at that time was granted an option to purchase 15,000 shares of common stock at the then current market price, vesting eight years from the grant date with accelerated vesting if our common stock reaches certain price levels over a period of time. Under this plan, 12,000 shares were granted during 2000.

SUMMARY OF COMPENSATION OF EXECUTIVE OFFICERS

   The following table shows for the fiscal years ended December 31, 1998, 1999, and 2000 compensation awarded or paid to, or earned by our chief executive officer and other executive officers, including our division general managers (the "Named Executive Officers"):

                           SUMMARY COMPENSATION TABLE


                                                                      Long Term
                                                                     Compensation
                                            Annual Compensation         Awards
                                         -------------------------   ------------
                                                                                     All Other
  Name and Principal                        Salary        Bonus       Options(1)   Compensation(2)
  Position                      Year         ($)           ($)           (#)            ($)
  -------------------------- ----------  -----------   -----------   ------------  ---------------

  Alex Kwader                   2000       425,016       161,506            --        39,137
  President and                 1999       408,762       233,759        27,000        36,838
  Chief Executive Officer       1998       345,000       187,200        24,000        36,787

  Bruce Moore                   2000       235,002        68,400            --        23,602
  Vice President and            1999       215,010        90,753        15,000        22,520
  Chief Financial Officer       1998       193,764        78,006        12,000        22,284

  Walter M. Haegler             2000       207,931        62,719            --           848
  Vice President and            1999       218,482        89,941        39,000           879
  General Manager               1998       198,757        84,300        11,000           811

  David R. Kruft                2000       209,016        60,425            --        20,384
  Vice President and            1999       196,266        82,507        15,000        19,998
  General Manager               1998       182,514        72,156        12,000        20,412

  David E. Rousse               2000       192,504        55,575            --        20,508
  Vice President and            1999       180,762        76,319        15,000        20,955
  General Manager               1998       166,002        65,520        12,000        20,940

----------
(1) The awards consist of stock option grants under the 1997 Stock Option Plan. These options vest in installments of 20% upon the one-year anniversary of the grant date and 20% upon each anniversary of the grant date thereafter, unless accelerated by the Compensation Committee of the Board of Directors.

(2) Consists of our matching and discretionary payments under our Savings and Supplemental Retirement Plans ("401(k) plans"). The matching payments under these plans to Messrs. Kwader, Moore, Kruft and Rousse in 2000 were $20,911, $10,389, $9,253, and $7,442 respectively. Discretionary payments under these plans to Messrs. Kwader, Moore, Kruft and Rousse were $8,886, $4,919, $3,786 and $3,290 respectively. The value of other perquisites each of the Named Executive Officers received represented less than 10% of the aggregate salary and bonus earned by them.

OPTION GRANTS IN THE LAST FISCAL YEAR

      No options were granted to the Named Executive Officers during 2000.



AGGREGATED OPTIONS IN LAST FISCAL YEAR AND FISCAL YEAR END OPTION VALUES

      The following table shows, as of December 31, 2000, information regarding unexercised stock options held by the Named Executive Officers. None of the Named Executive Officers exercised any options during 2000.


--------------------------------------------------------------------------------
                   Number of Securities Underlying    Value of Unexercised
                       Unexercised Options at        In-the-Money Options at
                       December 31, 2000(1)         December 31, 2000(1, 2)
Name                  Exercisable   Unexercisable  Exercisable   Unexercisable
------------------    -----------   -------------  -----------   -------------

Alex Kwader             200,848        58,300       399,193       --


Bruce Moore              97,350        29,600       199,046       --


Walter M. Haegler        12,200        37,800            --       --



David R. Kruft           28,521        28,130            --       --


David E. Rousse          32,496        28,655            --       --

----------
(1) The table includes options granted under the 1992 Amended and Restated Stock Option Plan, the 1994 Stock Option Plan and the 1997 Stock Option Plan as of December 31, 2000, and valued at $7.81, the closing market price of our common stock as reported on the New York Stock Exchange on December 29, 2000, the last trading day of the year.

(2) Value in this table is the aggregate amount by which the market price per share of $7.81 on December 29, 2000, exceeded the aggregate exercise prices of the options reflected.

EMPLOYMENT, TERMINATION AND CHANGE-IN-CONTROL ARRANGEMENTS

      The Board of Directors has adopted two severance plans:

      On December 13, 1996, the Board of Directors adopted a severance plan for executive officers and division managers for situations involving a change in control of the company (the "Change of Control Severance Plan"). Under the terms of the Change of Control Severance Plan, a participating employee will generally become entitled to receive benefits if the employee's employment is terminated by us without cause or by the employee for good reason following a change in control. Eligible employees may terminate their employment for good reason within the specified time periods of one or two years from a change in control, unless the employee's termination occurs sooner as the result of death, retirement, termination for cause, or termination other than for good reason.

      The Change of Control Severance Plan has an initial term of three (3) years and thereafter is automatically renewed for successive one (1) year terms, subject to our cancellation or amendment on or after an applicable renewal date. If benefits under the Change of Control Severance Plan would exceed those permitted under Section 280G of the Internal Revenue Code, the benefits are reduced to the largest amount within applicable limits.

      On December 13, 1996, the Board of Directors also approved severance agreements for the Named Executive Officers. The severance agreements provide the Named Executive Officers with a continuation of their base salary for 12 months, with the exception of Alex Kwader, whose agreement provides for 24 months. The severance agreement states that if the Named Executive Officer is terminated without cause and is receiving compensation under the severance agreement, he shall not (i) intentionally divulge, reveal, furnish or make available confidential information that could materially affect our operations, profitability or reputation, (ii) participate in a business which provides for the sale of specialty paper products to individuals or corporations, without our prior written consent, or (iii) solicit any employee to terminate employment with FiberMark.

REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION

      The Board of Directors established the Compensation Committee of the Board of Directors in May 1992 and granted it authority to (i) set compensation levels for executive officers and directors, and (ii) administer our stock option or other compensation plans. To assist the Compensation Committee in the performance of its duties, it collects information, on an informal basis, regarding executive compensation levels at similar sized companies within the paper products industry. The Compensation Committee also obtains reports from consultants surveying the compensation of executive officers employed in the paper industry in similarly sized companies. Since 1997 we have engaged Compensation Resource Group to study and evaluate our compensation policies and programs, and to compare our compensation with that paid by other similarly sized companies to executive officers and key employees.

      Compensation for all of our employees, including executive officers, is based on the individual employee's experience and responsibilities and FiberMark's economic success. The components of executive compensation are as follows:

      BASE SALARY. The Compensation Committee annually reviews the salaries of our executive officers. The general philosophy followed by the Compensation Committee in setting base salaries is to be competitive in our industry. In 2000 the Compensation Committee received a report from Compensation Resource Group that summarized the compensation paid to executive officers as disclosed in proxy statements of other similarly sized companies in general and in the paper industry in particular to evaluate the compensation paid to senior management. Some of these companies are in the group utilized for comparison of the performance of the price of our common stock (see "Stock Performance Comparison"). The Compensation Committee supplemented the information provided by the report with the independent knowledge of its members regarding salaries paid by other companies with similar sales that are both publicly and privately held. Utilizing this information, salaries for executive officers are set by the Compensation Committee, which targets and establishes base salaries in the middle third of the range.

      BONUS COMPENSATION. To provide incentive to the executive officers to achieve certain performance goals, the Compensation Committee administers a bonus program. In 1994 we adopted the Executive Bonus Plan, which provides for bonus payments of a percentage of base salary based upon the company's achievement of certain levels of earnings per share. The Executive Bonus Plan utilizes a sliding scale so that the percentage of base salary paid as bonus compensation increases as our earnings per share increase. The Executive Bonus Plan is designed to directly align the interests of the executive officers and the shareholders. The Executive Bonus Plan is subject to annual review. For details on the bonuses granted to the Named Executive Officers during 2000 see the "Summary Compensation Table."

      STOCK OPTIONS. The Compensation Committee uses stock option grants to executive officers and other key employees to provide such individuals with incentives to remain in our employ and to work to maximize the value of our stock. The Compensation Committee views stock option grants as long-term compensation intended to directly align the executives' interest with the interests of the shareholders and to focus executive officers' interest in our long-term growth. Because stock options are also used by our competitors, the Compensation Committee believes that the granting of stock options is necessary to make our compensation package competitive. The Committee grants options that generally vest over a five-year period to encourage executives to remain in our employ.

      On May 15, 1997, the Board of Directors adopted the 1997 Stock Option Plan (the "1997 Plan"), which was approved at the subsequent annual meeting of the shareholders. Under the 1997 Plan, an aggregate of 600,000 shares of common stock are reserved for issuance to key employees and executive officers. The number of shares of common stock reserved under the 1997 Plan was established based on a review by the Committee of industry averages with respect to the percentage of outstanding shares reserved for stock option plans for executive officers and other persons.

      During the year 2000, 2500 shares were granted under the 1997 Plan. As of December 31, 2000, a total of 404,800 shares have been granted under the 1997 Plan.

      OTHER BENEFIT PROGRAMS. In addition to the stock options, executive officers participate in other employee benefit programs including health insurance, group life insurance, and its 401(k) plans on the same basis as other employees.

      LIMITATION ON DEDUCTIBILITY OF COMPENSATION PAID. Under Section 162(m) of the Internal Revenue Code, compensation paid to certain executives in excess of $1,000,000 is not deductible. The Compensation Committee believes that at the present time, it is unlikely that the compensation paid to executive officers in a taxable year would exceed $1,000,000.

      CHIEF EXECUTIVE OFFICER'S 2000 COMPENSATION. The Compensation Committee's philosophy as to the annual compensation of Mr. Kwader, the Chief Executive Officer (CEO), has been to establish a base salary in the middle third of the range of salaries paid to the CEO's of companies in the paper industry with similar sales volumes. Additional annual incentive compensation to Mr. Kwader through the Executive Bonus Plan is based on our financial performance. We expect that Mr. Kwader's annual compensation will fluctuate, based on performance.

      Based on the Compensation Committee's review of salary ranges, Mr. Kwader's base salary, effective as of April 1, 2000, was set at an annual level of $425,016. In addition, Mr. Kwader earned $161,506 in incentive compensation in 2000, in accordance with the scale set forth in the Executive Bonus Plan, as a result of achieving certain earnings per share levels.

      The Compensation Committee's approach to the long-term compensation of the CEO is to provide for retirement through our 401(k) plans and to award stock options. As of December 31, 2000, Mr. Kwader has options for 259,148 shares, of which 200,848 were vested. The Compensation Committee believes that the stock option plans help to focus Mr. Kwader on our long-term performance.

                               COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS
                                    Jon H. Miller, Chairman
                                    K. Peter Norrie
                                    Elmar B. Schulte

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

      The Audit Committee of the company's Board of Directors is composed of three members and acts under a written charter first adopted and approved in 1999 and amended in March 2001. A copy of the amended charter is attached to this proxy statement as Appendix 1. The members of the Audit Committee are independent directors, as defined by its charter and the rules of the New York Stock Exchange. The Audit Committee held five meetings during the fiscal year ended December 31, 2000.

      The Audit Committee reviewed our audited financial statements for the fiscal year ended December 31, 2000, and discussed these financial statements with management, which is responsible for the company's internal controls and the financial reporting process. Our independent accountants are responsible for performing an independent audit of our financial statements in accordance with generally accepted accounting principles and to issue a report on those financial statements. The Audit Committee is responsible for monitoring and overseeing these processes. As appropriate, the Audit Committee reviews and evaluates, and discusses with our management, internal accounting and financial personnel and the independent auditors, the following:

      o the plan for, and the independent auditors' report on, each audit of our financial statements;
      o our financial disclosure documents, including all financial statements and reports filed with the Securities and Exchange Commission or sent to shareholders;
      o changes in our accounting practices, principles, controls or methodologies;
      o significant developments or changes in accounting rules applicable to us; and
      o the adequacy of our internal controls and accounting and financial personnel.

      The Audit Committee also reviewed and discussed the audited financial statements and the matters required by Statement on Auditing Standards 61 (Communication with Audit Committees) with KPMG LLP, our independent auditors. SAS 61 requires the company's independent auditors to discuss with the Audit Committee, among other things, the following:

      o     methods to account for significant unusual transactions;
      o effect of significant accounting policies in controversial or emerging areas for which there is a lack of authoritative guidance or consensus;
      o process used by management in formulating particularly sensitive accounting estimates and the basis for the auditors' conclusions regarding the reasonableness of those estimates; and
      o any disagreements with management over the application of accounting principles, the basis for management's accounting estimates and the disclosures in the financial statements.

      Our independent auditors also provided the Audit Committee with the written disclosures and the letter required by INDEPENDENCE STANDARDS BOARD STANDARD NO. 1 (Independence Discussions with Audit Committees). INDEPENDENCE STANDARDS BOARD STANDARD NO. 1 requires auditors annually to disclose in writing all relationships that in the auditor's professional opinion may reasonably be thought to bear on independence, confirm their perceived independence and engage in a discussion of independence. In addition, the Audit Committee discussed with the independent auditors their independence from the company.

      Based on its discussions with management and the independent auditors, and its review of the representations and information provided by management and the independent auditors, the Audit Committee recommended to our Board of Directors that the audited financial statements be included in the company's Annual Report on Form 10-K for the year ended December 31, 2000.

                              AUDIT COMMITTEE OF THE BOARD OF DIRECTORS
                                          Edward P. Swain, Chairman
                                          Brian C. Kerester
                                          Glenn S. McKenzie


INDEPENDENT AUDITORS FEES AND OTHER MATTERS

AUDIT FEES

      KPMG LLP billed the Company an aggregate of $334,130 in fees for professional services rendered in connection with the audit of the Company's financial statements for the most recent fiscal year and the reviews of the financial statements included in each of the Company's Quarterly Reports on Form 10-Q during the fiscal year ended December 31, 2000.

FINANCIAL INFORMATION SYSTEMS DESIGN AND IMPLEMENTATION FEES

      KPMG LLP did not bill the Company for any professional services rendered to the Company and its affiliates for the fiscal year ended December 31, 2000, in connection with financial information systems design or implementation, the operation of the Company's information system or the management of its local area network.

ALL OTHER FEES

      KPMG LLP did not bill the company for any other services rendered for the most recent fiscal year.

STOCK PERFORMANCE COMPARISON

      The following chart shows the value of an investment of $100 on December 29, 1995, in (i) FiberMark Common Stock, (ii) the Russell 2000 Index, a published index, as weighted by market capitalization, and (iii) a custom peer group, as calculated by Media General, weighted by market capitalization. All values assume reinvestment of the full amount of all dividends.

      We believe the Russell 2000 Index is the closest broad market index representing companies with smaller market capitalization. We chose a custom peer group because existing indices do not accurately reflect our businesses. FiberMark's peer group was chosen because they are specialty fiber materials producers with similar market capitalization, including Buckeye Technology, Inc., Caraustar Industries, Inc., P.H. Glatfelter Co., Lydall, Inc. and Wausau-Mosinee Paper Corp.


      COMPARISON OF 5-YEAR CUMULATIVE TOTAL RETURN AMONG FIBERMARK, INC., RUSSELL 2000 INDEX AND PEER GROUP INDEX


                                                       Fiscal Year Ending
                                   ------------------------------------------------------------
COMPANY/INDEX                      1995       1996        1997        1998      1999      2000
FIBERMARK, INC.                   100.00     163.26      263.13      166.75    143.80     95.62
PEER GROUP INDEX                  100.00     115.15      133.59       99.18     92.69     75.12
RUSSELL 2000 INDEX                100.00     116.61      142.66      138.66    165.82    158.66



                              CERTAIN TRANSACTIONS

      We have entered into indemnity agreements with certain executive officers and directors which provide, among other things, that we will indemnify such executive officer or director, under the circumstances and to the extent provided for therein, for expenses, damages, judgments, fines, and settlements he may be required to pay in actions or proceedings which he is or may be made a party by reason of his position as a director, executive officer, or other agent of the company, and otherwise to the full extent permitted under Delaware law and our bylaws.

             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

      Section 16(a) of the Exchange Act, as amended, requires our directors and executive officers, and persons who own more than 10% of a registered class of our equity securities, to file with the Securities and Exchange Commission (the "SEC") initial reports of ownership and reports of changes in ownership of Common Stock and other FiberMark equity securities. Executive officers, directors, and greater than 10% shareholders are required by the SEC regulation to furnish us with copies of all reports they file under Section 16(a) of the Exchange Act.

      To the best of our knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required, during the fiscal year ended December 31, 2000, we believe that all of our directors, executive officers and 10% shareholders complied with their Section 16(a) filing obligations.

                                  OTHER MATTERS

      The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

                                  By Order of the Board of Directors

                                   /s/ Peter B. Tarr
                                  ----------------------------------
                                  Peter B. Tarr
                                  Secretary and General Counsel

Brattleboro, Vermont
April 2, 2001

      A COPY OF OUR ANNUAL REPORT TO THE SECURITIES AND EXCHANGE COMMISSION ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 2000, MAY BE VIEWED ON FIBERMARK'S WEB SITE OR OBTAINED BY CONTACTING CORPORATE COMMUNICATIONS:

            FIBERMARK, INC.            PHONE: 802 257 5974
            161 WELLINGTON ROAD        FAX:   802 257 5900
            P.O. BOX 498               E-MAIL: info@fibermark.com
            BRATTLEBORO, VT 05302      www.fibermark.com

                                                                      APPENDIX I


                                 FiberMark, Inc.


                             AUDIT COMMITTEE CHARTER
                           (As revised March 20, 2001)


WHEREAS, it is deemed to be in the best interests of the Company and its shareholders to restate and update the Charter and powers of the Audit Committee of this Company in order to better address current and emerging issues in corporate governance affecting audit committee responsibilities, it is hereby:

RESOLVED, that an Audit Committee of this Board of Directors comprised of three or more directors as determined by the Board, each of whom shall be independent directors, and free from any relationship that, in the opinion of the Board, would interfere with the exercise of his or her independent judgment, be and is hereby confirmed;

RESOLVED FURTHER, that the primary function of the Audit Committee is to assist the Board of Directors in fulfilling its oversight responsibilities by reviewing: the financial reports and other financial information provided by the Company to the public or to any governmental body; the Company's systems of internal controls regarding finance, accounting, legal compliance and ethics that management and the Board have established; and the Company's auditing, accounting and financial reporting processes generally. Consistent with this function, the Audit Committee should encourage continuous improvement of, and should foster adherence to, the Company's policies, procedures and practices at all levels;

RESOLVED FURTHER, that all members of the Audit Committee shall have a working familiarity with basic finance and accounting practices, and at least one member of the Committee shall have accounting or related financial management expertise;

RESOLVED FURTHER, that the Audit Committee shall discharge its responsibilities, and shall assess the information provided by the Company's management and the outside auditor, in accordance with its business judgment. The responsibilities set forth herein do not reflect or create any duty or obligation of the Audit Committee to plan, conduct, oversee or determine the appropriate scope of any audit, or to determine that the Company's financial statements are complete, accurate, fairly presented, or in accordance with Generally Accepted Accounting Principles or applicable law. In exercising its business judgment, the Audit Committee shall rely on the information and advice provided by the Company's management and/or its outside auditor.

RESOLVED FURTHER, that the Audit Committee shall have and is hereby delegated full power and authority to carry out the following responsibilities:

      (a) Make recommendations to the full Board of Directors annually regarding the firm of certified public accountants to be employed by the Company as its independent auditors for the ensuing year, and make recommendations regarding other appropriate courses of action to be taken in connection with services performed for the Company by the independent auditors. The outside auditor shall be accountable to the Audit Committee and the Board of Directors, which together shall have the ultimate authority and responsibility to nominate the outside auditor to be proposed for shareholder approval in any proxy statement, and to select, evaluate, and (where appropriate) replace the outside auditor;

      (b) Review the engagement of the independent auditors, including the scope, extent and procedures of the audit, the compensation to be paid therefor and all other matters the Committee deems appropriate. The Audit Committee shall ensure that it receives from the outside auditor annually a formal written statement delineating all relationships between the auditor and the Company. The Audit Committee shall engage in an active dialogue with the outside auditor concerning any disclosed relationships or services that might impact the objectivity and independence of the auditor. The Audit Committee shall take, or recommend that the full Board of Directors take, appropriate action in response to the written statement and dialogue to satisfy itself of the outside auditor's independence;

      (c) Have familiarity with the accounting and reporting principles and practices applied by the Company in preparing its financial statements and inquire as to the independent auditors' views about whether management's choices of accounting principles are conservative, moderate, or aggressive from the perspective of income, asset, and liability recognition, and whether those principles are common practices or minority practices;

      (d) Review with management and the independent auditors upon completion of their audit, the financial results for the year, as reported in the Company's financial. statements, supplemental disclosures to the Securities and Exchange Commission or other disclosures;

      (e) Assist and interact with the independent auditors in order that they may carry out their duties in the most efficient and cost effective manner;

      (f) Evaluate the cooperation received by the independent auditors during their audit examination, including their access to all requested records, data and information, and elicit the comments of management regarding the responsiveness of the independent auditors to the Company's needs;

      (g) Review the Company's balance sheet, profit and loss statement and statements of cash flows and stockholders' equity for each interim period, and any changes in accounting policy that have occurred during the interim period;

      (h) Review and approve all non-audit professional services provided to the Company by its independent auditors and consider the possible effect of such services on the independence of such auditors;

      (i) Oversee that management has established and maintained processes to assure that an adequate system of internal controls is functioning within the Company;

      (j) Investigate, review and report to the full Board of Directors the propriety and ethical implications of any transactions, as reported or disclosed to the Committee by the independent auditors, employees, officers, members of the Board of Directors or otherwise, between (a) the Company and (b) any employee, officer or member of the Board of Directors of the Company, or any affiliates of the foregoing;

      (k) Monitor the Company's compliance with its financial reporting policies and with applicable laws and governmental regulations in the conduct of its business;

      (l) Report through its Chairman to the full Board of Directors following the meetings of the Committee;

      (m) Maintain minutes or other records of meetings and activities of the Committee;

      (n) Review and update this Charter, at least annually, as conditions dictate;

      (o) Perform such other functions and have such powers as may be necessary or convenient in the efficient and lawful discharge of the foregoing responsibilities; and

RESOLVED FURTHER, that the Audit Committee shall meet at least two (2) times per year, and as many additional times as the Committee deems appropriate; and

RESOLVED FURTHER that copies of the minutes of Audit Committee meetings are to be sent to each Committee member, members of the Board of Directors who are not members of the Audit Committee and the Secretary of the Company.

                                FIBERMARK, INC.
                    P.O. BOX 498, BRATTLEBORO VERMONT 05302
          PROXY FOR THE ANNUAL MEETING OF SHAREHOLDERS ON MAY 15, 2001
                               HILTON ALLENTOWN
                              904 HAMILTON STREET
                            ALLENTOWN, PENNSYLVANIA

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned hereby appoints Alex Kwader, Bruce Moore, and Peter B. Tarr, or any of them, attorneys and proxies with full power of substitution in each of them, in the name, place, and stead of the undersigned to vote as proxy all the stock of the undersigned in FiberMark, Inc.

     Please sign and date on the reverse side and mail promptly. You are encouraged to specify your choices by marking the appropriate boxes on the reverse side, but you need not mark any boxes if you wish to vote in accordance with the Board of Directors recommendations. If you do not sign and return a proxy or attend the meeting and vote by ballot, your shares cannot be voted.
                                                                     -----------
                                                                     SEE REVERSE
                  (CONTINUED AND TO BE SIGNED ON OTHER SIDE)            SIDE
                                                                     -----------

                        PLEASE DATE, SIGN AND MAIL YOUR
                      PROXY CARD BACK AS SOON AS POSSIBLE.

                         ANNUAL MEETING OF SHAREHOLDERS
                                 FIBERMARK, INC.

                                  MAY 15, 2001




                Please Detach and Mail in the Envelope Provided

/X/ PLEASE MARK YOUR VOTES AS IN THIS EXAMPLE

        THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSALS 1 AND 2

                               FOR            WITHHELD
1. Election of Directors:      / /               / /

NOMINEES: Alex Kwader, K. Peter Norrie, Brian C. Kerester, Marion A. Keyes, IV
          Glenn S. McKenzie, Jon H. Miller, Elmar B. Schulte,
          Edward P. Swain, Jr.

Instructions: To withhold authority to vote for any individual nominee, write that nominee's name in the space provided below.

_______________________________________________________________________________

                                                       FOR   AGAINST   ABSTAIN
2. Ratification of KPMG LLP as independent auditors.   / /     / /       / /

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

THIS PROXY WILL BE VOTED ACCORDING TO YOUR INSTRUCTIONS. IF YOU SIGN AND RETURN THE CARD BUT DO NOT VOTE ON ALL THESE MATTERS, THEN PROPOSALS 1 AND 2, IF UNMARKED, WILL RECEIVE "FOR" VOTES.

PLEASE DATE, SIGN, AND RETURN THIS PROXY IN THE ENCLOSED ENVELOPE.

                                           YES    NO
Do you plan to attend the Annual Meeting?  / /    / /


SIGNATURE(S)___________________________  DATE:_________________

SIGNATURE(S)___________________________  DATE:_________________
NOTE: Please sign exactly as your name appears hereon. When signing as attorney, executor, administrator, trustee, guardian, partner, etc.. please indicate your title as such. If shares are held by corporation, sign in full corporate name by authorized officer. If shares are held in the name of two or more persons, all should sign.